EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts: Louis Adams, Media Relations                                     Lynn Schweinfurth, Investor Relations
                (972) 770-4967                                                                    (972) 770-7228

Brinker International Announces First Quarter Diluted
Earnings Per Share Of $0.40 Excluding Charges And Gains;
Reported Earnings Per Share Of $0.16

DALLAS (Oct. 26, 2004) - Brinker International, Inc. (NYSE: EAT), reported net income of $14.7 million, or $0.16 diluted earnings per share, including certain charges and gains, for the company's first quarter ended September 29, 2004.  Excluding the charges and gains, net income was $36.4 million or $0.40 diluted earnings per share compared to $0.45 diluted earnings per share reported in the same quarter of fiscal 2004.

First quarter earnings include the following after-tax charges and gains: (1) a $10.1 million impairment charge resulting from the decision to dispose of the Big Bowl brand, (2) a $14.1 million charge to fully impair the investment and notes receivable associated with Rockfish Seafood Grill as a result of recent declines in operating performance and lower forecasted earnings and (3) a $2.6 million gain resulting from the sale of nine Chili's restaurants to a new franchise partner.

Brinker International, Inc. announced today that it has entered into a letter of intent to sell its Big Bowl Asian Kitchen concept to Lettuce Entertain You Enterprises for an undisclosed price.

Net income and diluted earnings per share for the first quarter of fiscal 2005 would have been as follows (net of taxes):

	First Quarter FY '05 (in millions, except per share amounts)

	Net Income	Diluted EPS
As reported	$ 14.7	$ 0.16
Big Bowl impairment	10.1	0.11
Rockfish impairment	14.1	0.16
Gain on sale of nine Chili's restaurants	(2.6)	(0.03)
Other*	0.1	0.00
Adjusted	$ 36.4	$ 0.40

* Other includes a $932,000 charge associated with the closure of a Corner Bakery commissary and a $814,000 gain associated with the 30 stores closed in fiscal 2004, consisting of increases in the estimated sales value of previously impaired owned units and decreases in the estimated lease obligation.

Other results for the first quarter of fiscal 2005 included:

  The company and its franchise partners opened 30 restaurants.
  Brinker reported revenues for the 13-week period of $910.5 million, an increase of 4.5 percent compared with $870.9 million reported for the same period in fiscal 2004.  These revenue gains were primarily driven by new restaurant development and a 0.3 percent increase in comparable store sales for all Brinker concepts.
  For the four reported brands, quarterly comparable store sales increased 0.4 percent at Maggiano's and 7.7 percent at On The Border and decreased 0.3 percent at Chili's and 2.4 percent at Macaroni Grill.
  Hurricanes in the Southeast United States had a negative impact of approximately 0.7 percent on Brinker's comparable store sales.  By reported brand, this impact was 0.9 percent at Chili's, 0.8 percent at Macaroni Grill, 0.7 percent at Maggiano's and 0.3 percent at On The Border.

The company continues to be active in its share repurchase program, acquiring approximately 1.2 million shares during the first quarter of fiscal 2005.  The company also acquired approximately 3.5 million shares under forward purchase contracts settled on October 21, 2004.  At the end of the quarter, approximately $132.4 million was available under the company's share repurchase authorization, net of the forward purchase contracts.

September 2004 Comparable Store Sales

For the four-week period ending September 29, 2004, comparable store sales decreased 0.6 percent. September comparable store sales for the company and the four reported brands were as follows:

	Sept. FY '05	Sept. FY '04
Brinker	-0.6%	1.5%
Chili's	-1.1%	2.0%
Macaroni Grill	-5.2%	-1.2%
Maggiano's	0.8%	1.3%
On The Border	7.5%	4.1%

               September price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	2.2%	0.0%
Chili's	2.5%	0.1%
Macaroni Grill	1.6%	0.0%
Maggiano's	2.7%	-0.9%
On The Border	1.5%	0.1%

The company noted its September 2004 Brinker comparable store sales reflect a negative impact of 1.7 percent due to the hurricanes in the Southeastern United States.  By reported brand, the hurricanes negatively impacted comparable store sales by 2.3 percent at Chili's, 2.0 percent at Macaroni Grill, 0.6 percent at Maggiano's and

0.7 percent at On The Border.  Sales were also impacted by significantly reduced advertising at Chili's and Macaroni Grill during the month.

Second Quarter and Full Year 2005 Forecast

The company's estimate for its second quarter fiscal 2005 earnings per diluted share reflects the impact of EITF 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share".  This results in adding back after-tax interest expense and including shares in the weighted average share base for contingently convertible debt instruments in the diluted earnings per share calculation.  Weighted average shares for the second quarter will increase approximately 5.4 million shares and earnings per diluted share will decrease approximately $0.02 as a result of EITF 04-8, net of shares under the forward purchase contract settled on October 21, 2004.

The company expects second quarter revenue growth of 5 to 7 percent and comparable store sales growth of 0 to 1 percent.  The company's estimate for second quarter earnings per diluted share is $0.45 to $0.47 including EITF 04-8, excluding lease obligation charges related to Big Bowl and excluding any potential refranchising gains.  This assumes weighted average shares of approximately 96 to 97 million.

Full year fiscal 2005 weighted average shares will increase approximately 4.6 million and earnings per diluted share will decrease by $0.07 to $0.08 as a result of EITF 04-8, net of shares under the forward purchase contract settled on October 21, 2004.  This assumes weighted average shares of approximately 96 to 97 million shares.  The company's estimate for full year fiscal 2005 earnings per diluted share is $2.06 to $2.19, excluding charges and gains.

The table below includes a reconciliation of both second quarter and full year diluted earnings per share forecasts.

	Forecast
	Second Qtr. FY '05	Full Year FY '05
Adjusted diluted EPS	$0.47 - $0.49	$2.14 - $2.26
EITF 04-8, net of forward settlement	(0.02)	(0.08) - (0.07)
Diluted EPS before EITF 04-8 adjustment	$0.45 - $0.47	$2.06 - $2.19
Impairment and lease obligation charges	(0.02)	(0.27)
Refranchising gains	0.03	0.05
Diluted EPS	$0.46 - $0.48	$1.84 - $1.97

October sales results will be published on November 10, 2004 after the market closes.  Investors and interested parties are invited to listen to today's conference call, as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Oct. 26).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day October 29, 2004.

At the end of the first quarter of fiscal 2005, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,504 restaurants under the names Chili's Grill & Bar (999 units), Romano's Macaroni Grill (220 units), Maggiano's Little Italy (30 units), On The Border Mexican Grill & Cantina (130 units), Corner Bakery Cafe (86 units), Big Bowl Asian Kitchen (14 units), and Rockfish Seafood Grill (25 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended
	September 29,	September 24,
	2004	2003

Revenues	$ 910,478	$ 870,898

Operating Costs and Expenses:
Cost of sales	253,089	239,902
Restaurant expenses	509,401	486,358
Depreciation and amortization	45,939	42,409
General and administrative	37,152	33,296
Restructure charges and other impairments	48,256	-
Total operating costs and expenses	893,837	801,965

Operating income	16,641	68,933

Interest expense	7,119	3,318
Other, net	442	(257)

Income before tax benefit (expense)	9,080	65,872
Income tax benefit (expense)	5,639	(21,277)

Net income	$ 14,719	$ 44,595

Basic net income per share	$ 0.16	$ 0.46

Diluted net income per share	$ 0.16	$ 0.45

Basic weighted average
shares outstanding	89,761	97,404

Diluted weighted average
shares outstanding	90,930	99,367

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 29,	June 30,
ASSETS	2004	2004
Total current assets	$ 231,842	$ 400,920
Net property and equipment	1,585,204	1,566,846
Total other assets	209,503	244,025
Total assets	$ 2,026,549	$ 2,211,791

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 327,139	$ 379,162
Long-term debt, less current installments	640,319	639,291
Other liabilities	175,553	167,265
Total shareholders' equity	883,538	1,026,073
Total liabilities and shareholders' equity	$ 2,026,549	$ 2,211,791

   FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	First Quarter Fiscal 2005	Total Units	Projected Openings
	June 30, 2004	Net Activity	Sep. 29, 2004	Fiscal 2005

Company-Owned Units:
Chili's	752	5	757	77-80
Macaroni Grill	206	5	211	15-18
Maggiano's	28	2	30	5
On The Border	111	1	112	8-10
Corner Bakery	83	-	83	8-10
Big Bowl	14	-	14	0
	1,194	13	1,207	113-123

JV/Franchise Units:
Chili's	227	15	242	25-30
Macaroni Grill	9	-	9	5-6
On The Border	18	-	18	0-1
Corner Bakery	3	-	3	0-1
Rockfish	25	-	25	0
	282	15	297	30-38

Total Units:
Chili's	979	20	999	102-110
Macaroni Grill	215	5	220	20-24
Maggiano's	28	2	30	5
On The Border	129	1	130	8-11
Corner Bakery	86	-	86	8-11
Big Bowl	14	-	14	0
Rockfish	25	-	25	0
	1,476	28	1,504	143-161